UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14A-12

JONES SODA CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2005

2:00 p.m.

To Jones Soda Co. Shareholders:

Notice is hereby given, that the 2005 Annual Meeting of Shareholders of Jones Soda Co., a Washington corporation (the “Company”), will be held at 2:00 p.m. on Thursday, May 19, 2005 at the Company’s offices at 234 Ninth Avenue North, Seattle, Washington for the following purposes:

1.	to elect eight directors to the Company’s board of directors;

2.	to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2005; and

3.	to transact such other business as may properly come before the meeting and any adjournments thereof.

Each of these items of business is more fully described in the Proxy Statement accompanying this Notice. Shareholders of record at the close of business on March 25, 2005 are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors,

JONES SODA CO.

JENNIFER L. CUE

Secretary

Seattle, Washington

April 8, 2005

IMPORTANT

Whether or not you expect to attend the annual meeting in person, we urge you to complete, sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the annual meeting. Promptly signing, dating and returning the proxy will save the Company the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if a broker, bank or other nominee is the record holder of your shares and you wish to attend and vote at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

JONES SODA CO.

234 Ninth Avenue North

Seattle, Washington 98109

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Jones Soda Co., to be voted at the 2005 annual meeting of the shareholders. The 2005 annual meeting will be held at 2:00 p.m. (local time) on Thursday, May 19, 2005, or at any continuation or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held at our corporate offices at 234 Ninth Avenue North, Seattle, Washington for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

We intend to mail this Proxy Statement and accompanying proxy card on or about April 12, 2005, to all shareholders entitled to vote at the Annual Meeting. A copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, including financial statements, accompanies this Proxy Statement.

Voting and Outstanding Shares

Only holders of record of our common stock (“Common Stock”) at the close of business on March 25, 2005, are entitled to notice of and to vote at the Annual Meeting. There were 21,380,721 shares of Common Stock issued and outstanding on that date. Shareholders are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting.

Quorum; Approval Requirements

The presence, in person or by proxy, of holders of record of at least 33 1/3% of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting. Under Washington law and our Articles of Incorporation, assuming the presence of a quorum, the election of directors requires a plurality of votes represented in person or by proxy at the meeting, and each of the other proposals described in the accompanying Notice to Shareholders requires that the votes cast in favor exceed the votes cast against the proposal. Pacific Corporate Trust Company, our transfer agent, will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions and Broker Non-Votes

A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies in their own discretion, to the extent permitted under the rules of the National Association of Securities Dealers. Broker non-votes will be included in determining the presence of a quorum, but will not be counted in determining whether a matter has been approved.

Solicitation of Proxies

The proxies being solicited hereby are being solicited by the Board of Directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the Common Stock in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, email, facsimile or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Shareholder Proposals for 2006 Annual Meeting

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2006 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by us not later than December 9, 2005. Proposals should be sent to Corporate Secretary, Jones Soda Co., 234 Ninth Avenue North, Seattle, Washington 98109. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Revocability of Proxies

Any shareholder who executes a proxy pursuant to this solicitation retains the right to revoke it at any time before it is voted. It may be revoked by delivering to our Corporate Secretary, at or prior to the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date. Alternatively, it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 25, 2005, certain information regarding the beneficial ownership of our outstanding Common Stock by the following persons or groups:

•	each person who, to our knowledge, beneficially owns more than 5% of our Common Stock;

•	each Named Executive Officer identified in the Executive Compensation table below;

•	each of our current directors and director nominees, and

•	all of our directors and executive officers as a group.

As of March 25, 2005, there were 21,380,721 shares of Common Stock issued and outstanding. Unless otherwise indicated, each person’s address is c/o Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109.

Name and Address	No. of Shares(1)	Percent
Peter M. van Stolk(2)	2,059,194	9.4%
Jennifer L. Cue(3)	544,734	2.5
Matthew Kellogg(4)	230,000	1.1
Scott Bedbury(5)	160,000	*
Ron B. Anderson(6)	116,700	*
Michael M. Fleming(7)	45,000	*
John J. Gallagher, Jr.(8)	20,000	*
Alfred W. Rossow, Jr.(9)	20,000	*
All current directors and executive officers as a group (eight persons) (10)	3,195,628	14.1%

*	Less than one percent

(1)	The above table is based upon information supplied by such principal shareholders, executive officers, and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that the each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2)	Includes 495,000 shares subject to stock options that are exercisable within 60 days of March 25, 2005 (“Vested Options”) held by Mr. van Stolk. Includes 100,000 shares held of record by 543608 BC Ltd., a British Columbia corporation for which Mr. van Stolk serves as sole shareholder. Also includes 729,000 shares currently held in escrow with Pacific Corporate Trust Company, pursuant to the terms of an escrow agreement dated November 15, 2002, in conformance with the policies of the TSX Venture Exchange (the “TSX Escrow”).

(3)	Includes 420,000 shares subject to Vested Options held by Ms. Cue, and 44,600 shares held of record by 548919 BC Ltd., a British Columbia corporation for which Ms. Cue serves as sole shareholder. Also includes 10,000 shares currently held in escrow, pursuant to the terms of the TSX Escrow.

(4)	Includes 180,000 shares subject to Vested Options held by Mr. Kellogg.

(5)	Includes 40,000 shares subject to Vested Options held by Mr. Bedbury.

(6)	Includes 80,000 shares subject to Vested Options held by Mr. Anderson.

(7)	Includes 40,000 shares subject to Vested Options held by Mr. Fleming.

(8)	Consists of 20,000 shares subject to Vested Options held by Mr. Gallagher.

(9)	Consists of 20,000 shares subject to Vested Options held by Mr. Rossow.

(10)	Consists of Peter van Stolk, Jennifer Cue, Ron Anderson, Scott Bedbury, Michael Fleming, Jack Gallagher, Matthew Kellogg and Al Rossow. Includes an aggregate of 1,295,000 shares subject to Vested Options held by such persons.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1933, as amended, requires our directors and executive officers, and persons who own more than 10% of our outstanding Common Stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Reporting Persons are also required by SEC regulations to furnish us with copies of all such ownership reports they file.

Based solely on our review of the copies of such reports received or written communications from certain Reporting Persons, we believe that, except as set forth below, during the 2004 fiscal year, all Reporting Persons complied with all Section 16(a) filing requirements. The following Reporting Persons had late filings for 2004:

•	Ron Anderson filed one late Form 4, reporting two late transactions (exercises of stock options);

•	Michael Fleming filed three late Forms 4, reporting three late transactions (grant of stock options, exercise of stock options and open market sale of shares);

•	Matthew Kellogg filed one late Form 4, reporting three late transactions (open market sales of shares);

•	Peter Leahy, our former Senior Vice President of Sales, filed a late Form 3 following his appointment as an executive officer.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers as of March 25, 2005, are as follows:

Name	Age	Position
Peter M. van Stolk	41	President, Chief Executive Officer and Chairman of the Board
Jennifer L. Cue	41	Chief Financial Officer, Chief Operating Officer, Secretary and Director
Ron B. Anderson(1)(2)	52	Director
Scott Bedbury(2)(3)	47	Director
Michael M. Fleming(3)	56	Director
John J. Gallagher, Jr.(1)(3)	56	Director
Matthew Kellogg	39	Director
Alfred W. Rossow, Jr.(1)(2)	72	Director

(1)	Member of Audit Committee

(2)	Member of Nomination Committee

(3)	Member of Compensation Committee

Officers are appointed by the Board of Directors. Each executive officer named above will serve until his or her successor is appointed or until his or her earlier death, resignation or removal. It is expected that each of the above officers will be reappointed by the Board of Directors immediately following the Annual Meeting.

A majority of directors on our Board of Directors are “independent” within the meaning of the listing standards of The Nasdaq Stock Market.

For the biographical summary of our executive officers and directors, see “Proposal 1. Election of Directors – Nominees” below.

Board Meetings and Committees

During the 2004 fiscal year, the Board of Directors held 11 meetings. Each director was in attendance at more than 75% of the meetings held of the Board and any committees on which she or he served during his or her tenure as a director in 2004.

Our Board currently has an Audit Committee, a Compensation Committee and a Nomination Committee.

Audit Committee

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to our accounting, reporting, financial and internal control practices. The committee has general responsibility for reviewing with management the financial and internal controls and the accounting, auditing and reporting activities of our company and our subsidiaries. The committee annually reviews the qualifications and objectivity of our independent auditors, is responsible for selecting, retaining or replacing our independent auditors, reviews the scope, fees and result of their audit, reviews and approves any non-audit services and related fees, is informed of their significant audit findings and management’s responses thereto, and annually reviews the status of significant current and potential legal matters. The Audit Committee reviews the quarterly and annual financial statements and recommends their acceptance to the Board of Directors.

The Audit Committee currently consists of Ron Anderson (Chair), Al Rossow and Jack Gallagher. Each member of the Audit Committee is financially literate, and the Board has determined that Mr. Anderson, the Chair of the Audit Committee, is qualified as an “audit committee financial expert” within the meaning of SEC regulations based on his accounting and related financial management expertise. All of the directors on the Audit Committee qualify as “independent directors” within the meaning of the listing standards of The Nasdaq Stock Market. The Audit Committee held four meetings in fiscal 2004.

In December 2004, the Board of Directors adopted a written charter for the Audit Committee. A copy of the written charter is included with this Proxy Statement at Appendix A.

Compensation Committee

The Compensation Committee oversees incentive compensation plans for officers and key employees and approves standards for setting compensation plans for senior executives. The committee also approves the compensation of certain employees whose salary is above specified levels and makes recommendations to the Board for approval as required. The committee also recommends bonuses and stock option awards. This committee meets as needed.

The Compensation Committee currently consists of Michael Fleming (Chair), Scott Bedbury and Jack Gallagher. All of the directors on the Compensation Committee qualify as “independent directors” within the meaning of the listing standards of The Nasdaq Stock Market. The Compensation Committee met three times during fiscal 2004.

The Board of Directors has not adopted a written charter for the Compensation Committee.

Nomination Committee

The Nomination Committee identifies and recommends candidates for election to the Board. It advises the Board on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors, and compensation and benefit programs for non-employee directors. The committee makes recommendations relating to the duties and membership of committees of the Board. The committee recommends processes to evaluate the performance and contribution of individual directors and the Board of Directors as a whole and approves procedures designated to provide that adequate orientation and training are provided to new members of the Board of Directors. The Nomination Committee consults with the Chief Executive Officer in its process of recruiting new directors. The Nomination Committee may also assist in locating senior management personnel.

The Nomination Committee currently consists of Scott Bedbury (Chair), Ron Anderson and Al Rossow. All of the directors on the Compensation Committee qualify as “independent directors” within the meaning of the listing standards of The Nasdaq Stock Market. The Nomination Committee met one time during fiscal 2004.

The Board of Directors has not adopted a written charter for the Nomination Committee.

Policy on Shareholder Nomination of Directors

Candidates for election to our Board of Directors are nominated by our Nomination Committee and ratified by our full Board of Directors for nomination to the shareholders.

In identifying candidates to be directors, the Nomination Committee seeks persons it believes to be knowledgeable in our business or having beverage or consumer products industry experience, or some aspect of it which would benefit our company. Our Nomination Committee believes that the minimum qualifications for serving on our Board of Directors are that each director has an exemplary reputation and record for honesty and integrity in his or her personal dealings and business or professional activity. All directors should possess a basic understanding of financial matters, and have an ability to review and understand our financial statements and other reports and to discuss such matters intelligently and effectively. The Nomination Committee will take into account whether a candidate qualifies as “independent” under applicable SEC rules and exchange listing requirements. If a nominee is sought for service on the audit committee, the Nomination Committee will take into account the financial and accounting expertise of a candidate, including whether an individual qualifies as an “audit committee financial expert.” Each candidate also needs to exhibit qualities of independence in thought and action. Finally, a candidate should be committed to the interests of our shareholders; accordingly, persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board.

Candidates have traditionally been recommended to the Board by our Chief Executive Officer or one of the other directors, and there has not been a formal process for identifying new director nominees. Our Nomination Committee also is open to receiving recommendations from shareholders as to potential candidates it might consider. The Nomination Committee gives equal consideration to all director nominees, whether recommended by our shareholders, management or current directors.

A shareholder wishing to submit a director nomination should send a letter to the Nomination Committee, c/o Corporate Secretary, Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth above; although satisfaction of such minimum qualification standards does not imply that the Nomination Committee necessarily will nominate the person so recommended by a shareholder. In addition, for nominees for election to the Board proposed by shareholders to be considered, the following information must be timely submitted with the director nomination:

•	the name, age, business address and, if known, residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of stock of Jones Soda Co. beneficially owned by each nominee;

•	the name and address of the shareholder making the nomination and any other shareholders known by such shareholder to be supporting such nominee;

•	the number of shares of stock of Jones Soda Co. beneficially owned by such shareholder making the nomination, and by each other shareholder known by such shareholder to be supporting such nominee;

•	any other information relating to the nominee or nominating shareholder that is required to be disclosed under SEC rules in order to have a shareholder proposal included in our proxy statement; and

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.

According to our Bylaws, any shareholder entitled to vote at an annual meeting may make a nomination for the election of directors. The nomination must be in writing and be delivered to our Corporate Secretary, at 234 Ninth Avenue North, Seattle, WA 98109. The notice must be received not less than 14 days nor more than 50 days prior to the date of the annual meeting; provided, however, that if less than 21 days’ notice of the meeting is given to the shareholders, such written notice of nomination must be delivered to our Corporate Secretary not later than 5:00 p.m. on the seventh day following the day on which notice of the meeting was mailed to the shareholders (estimated as April 15, 2005).

Shareholder Communication with the Board

Shareholders who wish to communicate with our Board of Directors or with a particular director can send correspondence to our Corporate Secretary, c/o Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such correspondence must identify the author as a shareholder of Jones Soda Co., and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified directors.

Depending on the subject matter of the communication, management will do one of the following:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock related matter; or

•	not forward the communication if it is primarily commercial in nature, if it relates to an improper or irrelevant topic, or if it is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and shall make those communications available to the directors.

In addition, any person who desires to communicate any matter specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109. Communications addressed to the Audit Committee Chair may be submitted anonymously, in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Otherwise, such mailing will be forwarded directly to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate.

Director Compensation

Non-management directors receive a fee of $500 for each Board meeting attended, and a fee of $250 for each Board conference call and each Board committee meeting attended. Our lead independent director receives a fee of $1,000 for each Board meeting attended, and a fee of $500 for each Board conference call and each Board committee meeting attended. Each non-management director also receives an annual grant of stock options to purchase 20,000 shares of common stock. The exercise price of these options is at the fair market value on the date of grant and the options vest over a period of 18 months from the date of grant, at the rate of 25% on the date of grant and an additional 25% on each six month anniversary of the date of grant. In addition, non-management directors are reimbursed for their out of pocket expenses incurred in attending meetings of the Board of Directors and committee meetings. We maintain liability insurance on our directors and officers. Management directors receive no additional compensation for their service on the Board of Directors.

Director Attendance at Annual Meeting of Shareholders

We do not have a formal policy requiring director attendance at our annual meeting of shareholders, however, all directors are encouraged to attend. At last year’s 2004 annual meeting of shareholders, six of our directors were in attendance.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We filed a copy of the Code as Exhibit 14.1 to our annual report on Form 10-KSB for the 2003 fiscal year, which may be accessed through the SEC’s website at www.sec.gov.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process. Our independent accountants, KPMG LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. generally accepted auditing standards and to issue its report.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent accountants, and upon the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Ron B. Anderson

John J. Gallagher, Jr.

Alfred W. Rossow, Jr.

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table shows for each of the three fiscal years ended December 31, 2004, 2003 and 2002, respectively, certain compensation awarded or paid to, or earned by, the following persons (collectively, the “Named Executive Officers”):

•	Peter van Stolk, our Chief Executive Officer; and

•	Jennifer L. Cue, our Chief Financial Officer and Chief Operating Officer.

Other than the Named Executive Officers, none of our executive officers earned more than $100,000 in salary and bonus for the 2004 fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation			Long Term Compensation
		Salary($)	Bonus($)	Other Annual Compensation($)	Securities Under Options Granted (1)(#)
Peter van Stolk, Chief Executive Officer	2004	$125,268	$15,000	$12,539	80,000
	2003	95,049	5,000	12,420	80,000
	2002	90,000	101,416	10,344	250,000
Jennifer L. Cue, Chief Financial Officer and Chief Operating Officer	2004	$125,268	$15,000	—	80,000
	2003	95,049	16,633	—	80,000
	2002	90,000	—	—	100,000

(1)	All referenced options granted are exercisable at prices equal to or higher than the fair market value of the Common Stock on the respective dates of grant.

Stock Option Grants

The following table shows information regarding stock options granted to the Named Executive Officers during the 2004 fiscal year:

Name	No. of Shares Underlying Options Granted	Percentage of Total Options Granted to Employees	Exercise Price Per Share (US$)	Expiration Date(1)
Peter van Stolk	80,000	14.3%	$2.15	January 4, 2009
Jennifer L. Cue	80,000	14.3%	$2.15	January 4, 2009

(1)	The options vest over a period of 18 months from the grant date, with 25% vested on the grant date and 25% vesting on each six month anniversary of the grant date.

Aggregated Option Exercises and Fiscal Year-End 2004 Option Values

The following table presents information about options held by the Named Executive Officers and the value of those options as of December 31, 2004.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Shares Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options December 31, 2004
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Peter van Stolk	165,000	$277,927	450,000	40,000	$1,329,564	$58,000
Jennifer L. Cue	240,000	$595,392	585,000	40,000	$1,651,272	$58,000

Employment Agreements

Peter van Stolk.    Mr. van Stolk serves as our Chief Executive Officer, pursuant to an employment agreement that is effective for a term of three years, beginning from December 1, 2004 and expiring on November 30, 2007, and month to month thereafter.

Pursuant to the employment agreement, Mr. van Stolk receives an annual base salary of $125,000. The base salary may be increased, as necessary, so that during the first year of the agreement his salary is at least 65% of the highest annual salary paid to any other employee, and is at least 75% thereafter. Mr. van Stolk is eligible to receive (a) an annual performance bonus in an amount to be determined and agreed upon by us and Mr. van Stolk, to be based on objective performance criteria, and (b) annual stock options equal to a minimum of four times the total number of options granted to our outside directors. If we have not determined the annual bonus by the end of the fiscal year (or submitted to a neutral arbitrator) and if we have positive retained earnings as of the last day of the fiscal year, then the amount of the bonus will be equal to 50% of Mr. van Stolk’s base salary for that year. Unless otherwise agreed, any bonus payments will be 50% in cash and 50% in our common stock. The employment agreement also provides for a $600/month car allowance, four weeks’ annual vacation, term life insurance payable to Mr. van Stolk’s designated beneficiary and disability insurance. During the term of the employment agreement, our Board of Directors will nominate Mr. van Stolk for re-election to the Board.

The employment agreement may be terminated by Mr. van Stolk, as follows: (a) upon 30 days’ notice of voluntary resignation; (b) upon 14 days’ notice if we are in breach of the agreement and the breach has not been cured; or (c) at any time after the expiration of 30 days from the date of a “change of control” or a change in our management or reporting structure. We may terminate the employment agreement (i) at any time, for termination for “cause” (as defined in the employment agreement) or (ii) upon 30 days’ notice, for termination without cause. In addition, the agreement will automatically terminate upon Mr. van Stolk’s death or disability. A “change of control” includes (X) any person acquiring beneficial ownership of 15% or more of our outstanding common stock, (Y) any liquidation, sale or disposition of all or substantially all of our assets, or (Z) the election of a majority of the directors at a shareholders’ meeting who are not persons nominated by the then-incumbent board of directors.

Mr. van Stolk will be entitled to receive $200,000 severance, plus any stock options he would be entitled to receive for the year of termination, in the event the agreement is terminated due to a breach by us, a “change of control” or change in management or reporting structure, or by us without cause. If Mr. van Stolk voluntarily resigns, he will be entitled to his base salary through the termination date, plus any stock options he would be entitled to receive for the year of termination. In the event of termination due to his death or disability, Mr. van Stolk’s estate or legal representative will be entitled to receive an amount equal to one year’s base salary.

The employment agreement also contains certain restrictive covenants, including confidentiality provisions and provisions precluding Mr. van Stolk from competing with us for up to 12 months following the term of the agreement.

Jennifer L. Cue.    Ms. Cue serves as our Chief Financial Officer and Chief Operating Officer, pursuant to an employment agreement entered into on October 1, 2003, with a term through September 30, 2006.

Pursuant to the employment agreement, Ms. Cue receives an annual salary of $90,000, and is eligible to receive (a) an annual performance bonus for each calendar year in an amount determined by the Board of Directors and (b) annual stock options equal to a minimum of four times the number of options granted to any one of our outside directors. In addition, in 2004, pursuant to the employment agreement, Ms. Cue received a performance bonus, based on the company meeting quarterly performance objectives and Ms. Cue’s continued employment during each calendar quarter. We also provide Ms. Cue with a $500 monthly car allowance and term life insurance payable to Ms. Cue’s designated beneficiary and disability insurance. Under the employment agreement, we agreed to extend until December 31, 2005 the term of all stock options held by Ms. Cue that were due to expire in 2003, representing a total of 475,000 shares. For as long as Ms. Cue remains employed pursuant to the employment agreement, the Board of Directors will nominate Ms. Cue for re-election to the Board.

Ms. Cue may terminate the employment agreement (a) upon 30 days’ notice, (b) upon 14 days’ notice after a “change of control”, or (c) upon 14 days’ notice if we are in breach of the agreement. A “change of control” will be deemed to occur when a majority of the directors elected at any shareholders’ meeting are not individuals nominated by the then-incumbent Board of Directors. We may terminate the employment agreement (i) upon 30 days’ notice without cause or (ii) immediately for cause. The employment agreement also terminates upon Ms. Cue’s becoming disabled or upon her death. In the event that the employment agreement is terminated by Ms. Cue upon a change of control or due to breach by us, or terminated by us without cause, Ms. Cue will be entitled to severance payments in an amount equal to three times her annual salary, plus her performance bonus and stock options, and she will have the right to exercise her stock options through the balance of their respective stated terms.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight directors, all of which positions are to be elected at the Annual Meeting. Our Board of Directors has nominated the persons named below as candidates for election at the Annual Meeting. Each of the persons nominated is a current director. If elected at the Annual Meeting, each director nominee would hold office until the next annual meeting of shareholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Directors are elected by a plurality of the shares voted at the Annual Meeting.

Unless otherwise directed, the persons named as proxies in the enclosed proxy card will vote the proxies received by them for the eight nominees named below. In the event that any of the nominees is unable or declines to serve as a director at or prior to the time of the Annual Meeting (an event that currently is not anticipated by management), the proxies will be voted for the election of such substitute nominee as the Board of Directors may propose.

Nominees

Set forth below is biographical information for each of the eight nominees as director.

Name	Position / Background	Director Since
Peter M. van Stolk	Peter M. van Stolk is our founder, and has served as our President, Chief Executive Officer and a director since May 1993, and as Chairman of the Board since December 2003. Mr. van Stolk began his career in the beverage industry in 1987 when he founded Urban Hand Ltd., the predecessor company to Jones Soda Co. He attended Grant McKewan College in Edmonton, Alberta.	May 1993

Jennifer L. Cue	Jennifer L. Cue has served as our Chief Operating Officer since October 2002, Corporate Secretary since August 1997, Chief Financial Officer since February 1997, Vice President, Corporate and Financial Development, between October 1995 and January 1997, and a director since March 1995. Prior to October 1995, Ms. Cue served as Vice President Investment Research of D. Grant Macdonald Capital Corporation from February 1994, and prior to that served as Vice President, Investments at Penfund Management in Toronto, Ontario from November 1990. From 1986 to 1988, Ms. Cue worked in Commercial Banking for Lloyds Bank Canada. Ms. Cue holds an MBA from McGill University in Montreal and a Bachelor of Commerce from the University of British Columbia in Vancouver, British Columbia. Ms. Cue is also a Chartered Financial Analyst.	March 1995

Ron B. Anderson	Ron B. Anderson has served as one of our directors since July 1994. Mr. Anderson is currently President of North Point Capital Corp., a private merchant banking company. Mr. Anderson is a Certified General Accountant and holds a B.Comm. from the University of British Columbia in Vancouver, B.C.	July 1994

Scott Bedbury	Scott Bedbury has served as one of our directors since August 2003. Mr. Bedbury is currently C.E.O. of Brandstream, an independent brand consultancy, and a speaker for the Leigh Bureau. Mr. Bedbury was a senior vice president of marketing at Starbucks from 1995 to 1998. Prior to that, he spent seven years as head of advertising for Nike, where he launched the “Just Do It” campaign. As C.E.O. of Brandstream, Mr. Bedbury has provided brand consulting to such companies as Coca Cola, Mattel Inc, Microsoft, Merck, Disney and Procter and Gamble. In addition, Mr. Bedbury is the author of A New Brand World: Eight Principles for Achieving Brand Leadership in the 21st Century. Mr. Bedbury holds a Bachelor of Arts degree from the University of Oregon.	August 2003

Michael M. Fleming	Michael M. Fleming has served as one of our directors since April 1997. Since February 2000, Mr. Fleming has been an attorney with the law firm of Lane Powell Spears Lubersky LLP in Seattle, Washington, specializing in real estate, dispute resolution, securities and environmental matters. From	April 1997

Name	Position / Background	Director Since
November 1992 to February 2000, Mr. Fleming was an attorney with the law firm of Ryan, Swanson & Cleveland in Seattle, Washington. He is also the President and owner of Kidcentre, Inc., a company in the business of providing child care services in Seattle, Washington. Since April 1985, he has also been the President and owner of Fleming Investment Co., an investment company. Mr. Fleming holds a Bachelor of Arts degree from University of Washington and a law degree from the University of California, Hastings College of the Law.

John J. Gallagher, Jr.	Jack Gallagher has served as one of our directors since December 2003. Since January 2003, Mr. Gallagher currently serves as the Chief Executive Officer of Second Act Partners, a private research and technology development company. Prior to that, Mr. Gallagher served as the President of Optiva Corporation / Philips Oral Healthcare from February 1999 to December 2002. Mr. Gallagher received his M.B.A. and his B.S. in Marketing from Seton Hall University. Mr. Gallagher is a member of the Board of Directors of Associated Grocers, one of Washington State’s largest private companies, where he serves as Audit Committee Chair and member of the Executive Committee.	December 2003

Matthew Kellogg	Matthew Kellogg has served as one of our directors since May 1999, and acted as Executive Chairman of the Company from April 2002 to October 2002. Mr. Kellogg is currently the Managing Member of Kingfisher Capital, LLC. From 1997 to 1999, Mr. Kellogg was the Business Development Director for Playnetwork, Inc. From 1993 to 1996, Mr. Kellogg served as the Managing Member of MTC, LLC, a restaurant management firm. Mr. Kellogg holds a Bachelor of Science degree from Skidmore College.	May 1999

Alfred W. Rossow, Jr.	Al Rossow has served as one of our directors since March 2004. Mr. Rossow is currently the owner of Rossow Associates, a marketing and finance consulting firm. From October 2003 to February 2004, Mr. Rossow was a principal with Demeter Group, an investment bank. From January 2002 to September 2003, Mr. Rossow was a partner with Tatum Partners, a national professional services firm. From October 1999 to September 2001, Mr. Rossow served as the Chief Financial Officer for Kendal Jackson Wine Estates. From October 1989 to September 1999, Mr. Rossow was the Chief Financial Officer, Executive Vice President/Chief Operating Officer and a director of Boston Beer Co. Mr. Rossow holds a B.A. from Harvard University and an M.B.A. from Harvard Business School.	March 2004

The Board of Directors Recommends that the Shareholders Vote “FOR”

Each of the Above Director-Nominees

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected KPMG LLP as our independent auditors for the 2005 fiscal year, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. KPMG LLP has audited our financial statements since November 24, 1995. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our shareholders.

Audit and Related Fees

The following table set forth the aggregate fees billed by KPMG LLP for professional services rendered to us during the past two fiscal years ended December 31, 2004 and 2003. The Audit Committee has considered these fees and services and has determined that the provision of these services is compatible with maintaining the independence of KPMG LLP.

	2004	2003
Audit Fees(1)	$101,500	$51,637
Audit Related Fees(2)	—	—
Tax Fees(3)	31,391	20,152
All Other Fees(4)	—	5,193

(1)	“Audit Fees” represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements included in our reports on Form 10-QSB, and audit services provided in connection with other statutory or regulatory filings.

(2)	“Audit Related Fees” generally represent fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.

(3)	“Tax Fees” generally represent fees for tax compliance, tax advice and tax planning services. For fiscal 2004 and 2003, these fees consisted primarily of preparation of tax returns.

(4)	“All Other Fees” for fiscal 2003 consisted of various issues regarding our stock option plans and new U.S. GAAP requirements.

The Board of Directors Recommends a Vote “FOR” Proposal 2

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote the shares represented by the proxies on each of such matters, in accordance with their best judgment.

By Order of the Board of Directors

Peter M. van Stolk

President and Chief Executive Officer

April 8, 2005

APPENDIX A

JONES SODA CO.

AUDIT COMMITTEE CHARTER

Purpose

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors of Jones Soda Co. (the “Company”) in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management and the Board of Directors have established, and the Company’s audit and financial reporting process.

The function of the Committee is to provide oversight; it is the responsibility of the Company’s management to maintain appropriate systems for accounting and internal control, and it is the responsibility of the Company’s independent auditors to plan and carry out a proper audit. The independent auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the Company’s shareholders. The Committee has the sole authority to select, evaluate, and, where appropriate, replace the independent auditors.

The Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the independent auditors on the basis of information it receives, discussions with the accountants and the experience of the Committee’s members in business, financial and accounting matters.

Committee Composition

Number and Appointment.    The Committee shall be comprised of three or more directors, who shall be appointed annually and subject to removal at any time, by the Board of Directors.

Independence.    Each Committee member shall meet the independence requirements set out by (a) the applicable listing standards of the securities exchange, securities association, SRO or stock market on which the Company’s securities are quoted or listed for trading (the “Stock Market”) and (b) the rules and regulations of the Securities and Exchange Commission (“SEC”). No member of the Audit Committee shall receive any compensation from the Company other than his or her Directors’ fees, benefits and expense reimbursement.

Financial Literacy.    Each Committee member shall be financially literate, having a basic understanding and knowledge about financial and auditing matters, financial controls and reporting, and must be able to read and understand financial statements. At least one Committee member shall also have accounting or related financial management expertise to qualify as a “financial expert” (as defined by the SEC or applicable Stock Market requirements).

Authority

The Committee shall have sole authority to appoint, determining funding for, and oversee the Company’s independent auditors. The Committee has the authority to investigate any activity of the Company within its scope of responsibilities, and shall have unrestricted access to members of management and all information relevant to its responsibilities. All employees are directed to cooperate as requested by members of the

Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibility, including engaging independent counsel or other advisors.

Specific Responsibilities and Duties

To fulfill its responsibilities the Committee shall do the following, which is not intended to be an exhaustive list, and the Committee shall take such other action as it determines reasonable, necessary or appropriate to carry out the purposes of the Committee:

Relationship with Independent Auditors.    The Committee shall bear primary responsibility for overseeing the Company’s relationship with its independent auditors. In carrying out this responsibility, the Committee shall:

•	retain and terminate, if appropriate, the Company’s independent auditors in consultation with the full Board of Directors;

•	review the scope and extent of audit services to be provided, including the engagement letter, prior to the annual audit, and review and pre-approve all audit fees to be charged by the independent auditors;

•	review the independent auditors’ annual written statement pursuant to Independence Standards Board Standard No. 1, outlining any relationships that may impact their independence or objectivity;

•	review and pre-approve any additional or permitted non-audit services to be provided by the independent auditors;

•	enable direct communication between the independent auditors and the Committee at all times, and instruct the independent auditors to report directly to the Committee any serious difficulties or disputes with management;

•	review with management and the independent auditors the financial statements and disclosures to be included in the Company’s annual or quarterly reports to be filed with the SEC prior to filing;

•	at least annually, obtain and review a report by the Company’s independent auditors describing the independent auditor firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the auditors’ independence) all relationships between the independent auditors and the Company;

•	review the audit process with management and the independent auditors, upon completion of their annual audit, to discuss or evaluate: (i) the cooperation received by the independent auditors from management, including access to all requested information; (ii) any instances where management has obtained “second opinions” from other external auditors; (iii) any disagreements with management that, if not satisfactorily resolved, would have caused the auditors to modify their report on the financial statements; (iv) management’s comments regarding the audit; (v) any restrictions placed by management on the scope of the audit, and (vi) any other matters the Committee deems appropriate;

•	inquire of management and the Company’s independent auditors concerning any deficiencies in the Company’s policies and procedures that could adversely affect the adequacy of internal controls and the financial reporting process and review the timeliness and reasonableness of proposed corrective actions;

•	meet periodically with the independent auditors in private session (without the participation of management); and

•	prepare and approve the Committee’s report included in the proxy statement for the Company’s annual meeting of shareholders, and such other reports as may from time to time be necessary or appropriate.

Financial Reporting Process.    The Committee shall monitor the preparation by management of the Company’s quarterly and annual external financial reports. In carrying out this responsibility, the Committee shall:

•	review periodically, with management, the Company’s internal accountants and the independent auditors, the adequacy of the Company’s accounting and financial personnel and any relevant recommendations concerning internal controls, accounting principles, and accounting/reporting systems;

•	review the effect of any important new pronouncements of the accounting profession and other regulatory bodies on the Company’s accounting and reporting policies, and consider and approve, if appropriate, changes to the Company’s accounting principles and practices proposed by management;

•	review the accounting and reporting treatment of significant transactions outside the Company’s ordinary operations;

•	discuss with the independent auditors any significant changes in auditing standards or their audit scope;

•	ensure that any concerns or complaints received by the Company regarding its accounting, internal control, or auditing matters are addressed;

•	review the Company’s policies and practices with respect to risk assessment and risk management; and

•	review the internal accounting department’s staffing, budget and responsibilities, and enable direct communication between the Committee and the Chief Financial Officer and any member of the internal accounting department at any time, as needed, to address concerns.

Legal Compliance/General.    The Committee shall also:

•	establish a procedure for the confidential and anonymous submission of complaints and concerns by Company employees to the Committee relating to accounting, internal controls or auditing matters, and ensure that any complaints received by the Company or the Committee regarding accounting, internal control or auditing matters are addressed;

•	review periodically with management and the Board of Directors any legal and regulatory matters that may have a material impact on the Company’s financial statements, compliance policies, and compliance programs;

•	review with management the Company’s systems to monitor compliance with applicable legal requirements;

•	review and approve or ratify all significant related party transactions and potential conflict of interest situations;

•	review significant cases of misconduct or fraud; and

•	review any inquiries related to accounting or financial reporting matters received from the SEC or other agencies, and management’s response thereto.

Meetings

The Committee shall meet at least four times per year, and may hold additional meetings as often as may be necessary or appropriate, in the discretion of the Chairperson of the Committee. The Chairperson of the Committee may communicate with the independent auditors to review the agenda and solicit input on any additional topics that should be covered. Meeting may be held in person or telephonically.

Attendance

Members of the Committee are expected to use all reasonable efforts to attend each meeting. As necessary or desirable, the Chairperson may request that members of management, the internal accounting department, or representatives of the independent auditors be present at meetings of the Committee.

Minutes

Minutes of each meeting shall be prepared under the direction of the Chairperson of the Committee and circulated to Committee members for review and approval and then circulated to the directors who are not members of the Committee. Copies are to be made available to the Company’s independent auditors and lawyers upon request.

This Charter is intended to provide a set of guidelines for the effective functioning of the Committee. Accordingly, the Committee should periodically review and reassess the adequacy of this Charter. The Committee may modify or amend this Charter and the authority and responsibilities of the Committee as necessary at any time.

Adopted: December 6, 2004

Proxy

2005 ANNUAL MEETING OF SHAREHOLDERS OF

JONES SODA CO.

TO BE HELD AT THE COMPANY’S OFFICES LOCATED AT 234 NINTH AVENUE NORTH, SEATTLE, WA 98109 ON THURSDAY, MAY 19, 2005, AT 2:00 P.M. LOCAL TIME

The undersigned member (“Registered Shareholder”) of the Company hereby appoints, Peter van Stolk, a Director of the Company, or failing this person, Jennifer Cue, a Director of the Company, or in the place of the foregoing,                                                               (print the name), as proxyholder for and on behalf of the Registered Shareholder with the power of substitution to attend, act and vote for and on behalf of the Registered Shareholder in respect of all matters that may properly come before the aforesaid meeting of the Registered Shareholders of the Company (the “Meeting”) and at every adjournment thereof, to the same extent and with the same powers as if the undersigned Registered Shareholder were present at the said Meeting, or any adjournment thereof.

The Registered Shareholder hereby directs the proxyholder to vote the securities of the Company recorded in the name of the Registered Shareholder as specified herein.

The undersigned Registered Shareholder hereby revokes any proxy previously given to attend and vote at said Meeting.

REGISTERED HOLDER SIGN HERE:

DATE SIGNED:

Resolutions (For full details of each item, please see the enclosed Notice of Meeting and Proxy Statement)

	For	Against	Withhold
1. To elect as Director, Peter M. van Stolk
2. To elect as Director, Jennifer L. Cue
3. To elect as Director, Ron B. Anderson
4. To elect as Director, Scott Bedbury
5. To elect as Director, Micheal M. Fleming
6. To elect as Director, John J. Gallagher, Jr.
7. To elect as Director, Matthew Kellogg
8. To elect as Director, Alfred W. Rossow, Jr.
9. Appointment of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2005
10. In their discretion, the proxies are authorized to vote upon such matters as may properly come before the meeting or any adjournments or postponements thereof
11.
12.
13.
14.
15.
16.
17.
18.
19.
20.
21.
22.

THIS PROXY MUST BE SIGNED AND DATED.

SEE IMPORTANT INSTRUCTIONS ON REVERSE

INSTRUCTIONS FOR COMPLETION OF PROXY

1.	This Proxy is solicited by the Management of the Company.

2.	This form of proxy (“Instrument of Proxy”) must be signed by you, the Registered Shareholder, or by your attorney duly authorized by you in writing, or, in the case of a corporation, by a duly authorized officer or representative of the corporation; and if executed by an attorney, officer, or other duly appointed representative, the original or a notarial copy of the instrument so empowering such person, or such other documentation in support as shall be acceptable to the Chairman of the Meeting, must accompany the Instrument of Proxy.

3.	If this Instrument of Proxy is not dated in the space provided, authority is hereby given by you, the Registered Shareholder, for the proxyholder to date this proxy seven (7) calendar days after the date on which it was mailed to you, the Registered Shareholder, by Pacific Corporate Trust Company.

4.	A Registered Shareholder who wishes to attend the Meeting and vote on the resolutions in person, may simply register with the scrutineers before the Meeting begins.

5.	A Registered Shareholder who is not able to attend the Meeting in person but wishes to vote on the resolutions, may do the following:

(a) appoint one of the management proxyholders named on the Instrument of Proxy, by leaving the wording appointing a nominee as is (i.e. do not strike out the management proxyholders shown and do not complete the blank space provided for the appointment of an alternate proxyholder). Where no choice is specified by a Registered Shareholder with respect to a resolution set out in the Instrument of Proxy, a management appointee acting as a proxyholder will vote the resolution as if the Registered Shareholder had specified an affirmative vote;

OR

(b) appoint another proxyholder, who need not be a Registered Shareholder of the Company, to vote according to the Registered Shareholder’s instructions, by striking out the management proxyholder names shown and inserting the name of the person you wish to represent you at the meeting in the space provided for an alternate proxyholder. If no choice is specified, the proxyholder has discretionary authority to vote as the proxyholder sees fit.

6.	The securities represented by this Instrument of Proxy will be voted or withheld from voting in accordance with the instructions of the Registered Shareholder on any poll of a resolution that may be called for and, if the Registered Shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. Further, if so authorized by this Instrument of Proxy, the securities will be voted by the appointed proxyholder with respect to any amendments or variations of any of the resolutions set out on the Instrument of Proxy or matters which may properly come before the Meeting as the proxyholder in its sole discretion sees fit.

7.	If a Registered Shareholder has submitted an Instrument of Proxy, the Registered Shareholder may still attend the Meeting and may vote in person. To do so, the Registered Shareholder must record his/her attendance with the scrutineers before the commencement of the Meeting and revoke, in writing, the prior votes.

To be represented at the Meeting, voting instructions must be DEPOSITED at the office of “PACIFIC CORPORATE TRUST COMPANY”

no later than forty eight (“48”) hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting, or adjournment thereof.

The mailing address of Pacific Corporate Trust Company is 10th Floor,

625 Howe Street, Vancouver, British Columbia, V6C 3B8, and its fax number is (604) 689-8144.